EXHIBIT 99.1

                                                                  PRESS RELEASE

                                                          FOR IMMEDIATE RELEASE
CONTACT:              JOHN L. BARNES, JR.
                      212/451-3060
                      BRIAN L. SCHORR
                      212/451-3045
                      TRIARC COMPANIES, INC.

                            TRIARC COMPLETES SALE OF ZERO COUPON
                    CONVERTIBLE SUBORDINATED DEBENTURES AND REPURCHASE OF
                              ONE MILLION SHARES OF COMMON STOCK

NEW YORK, New York -- February 9, 1998 -- Triarc Companies, Inc. (NYSE: TRY) announced today that it has completed the sale of $360 million principal amount at maturity of its Zero Coupon Convertible Subordinated Debentures due 2018 in a private placement with Morgan Stanley & Co. Incorporated. Such amount included the exercise in full by Morgan Stanley of its option to purchase an additional $90 million principal amount at maturity of Debentures. The Debentures were issued at a discount of 72.177% from the principal amount thereof payable at maturity and generated net proceeds to Triarc of approximately $97 million. The issue price represents a yield to maturity of 6.5% per annum (computed on a semi-annual bond equivalent basis). The Debentures are convertible into Triarc Class A Common Stock at a conversion rate of 9.465 shares per $1,000 principal amount at maturity, which represents an initial conversion price of approximately $29.40 per share of Common Stock. The conversion price will increase over the life of the Debentures at 6.5% per annum computed on a semi-annual bond equivalent basis. The conversion of all of the

Debentures into Common Stock would result in the issuance of approximately 2.55 million shares of Common Stock. The Debentures are not redeemable by Triarc prior to February 9, 2003.

In connection with the consummation of the sale of the Debentures, Triarc purchased from Morgan Stanley one million shares of Triarc Class A Common Stock for an aggregate price of approximately $25.6 million. The balance of the net proceeds from the sale of Debentures will be used by Triarc for general corporate purposes, which may include working capital, repayment or refinancing of indebtedness and acquisitions and investments.

Neither the Debentures, nor the Common Stock issuable upon conversion, were registered initially under the Securities Act of 1933, as amended, and may not be offered or sold within the United States unless so registered or in a transaction not subject to the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Debentures or the Common Stock.

Triarc Companies, Inc. is a consumer products company with annualized sales of approximately $1 billion in beverages (Snapple, Mistic, Royal Crown and Stewart's) and restaurants (Arby's). In addition, Triarc has an equity interest in liquefied petroleum gas (National Propane).
                                            ####
                                         Note to follow

                                    NOTE TO PRESS RELEASE

The statements in this press release that are not historical facts constitute "forward-looking statements" that involve risks, uncertainties and other factors which may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; acceptance of new product offerings; changing trends in consumer tastes; the success of multi-branding; availability, locations and terms of sites of restaurant development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; changing, or failure to comply with, government regulations; regional weather conditions; changes in wholesale propane prices; the costs and other effects of legal and administrative proceedings and other risks and uncertainties detailed in Triarc's Securities and Exchange Commission filings.